                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                            Mercantile Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.4167 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58734P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                R. Dean Phillips
                              524 North 30th Street
                             Quincy, Illinois 62301
                                 (217) 228-1100
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 5, 2009
--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this  Schedule  13D, and is filing this schedule  because of Rule 13d-1(e),  Rule 13d-1(f) or Rule  13d-1(g),  check the following box [ ].

Note:  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all exhibits.  See  ss.240.13d-7  for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

                       1 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Scott Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 38-6811310
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [  ]
           (b) [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       3,570 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       3,570 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                3,570 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .04%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       2 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Connie Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 37-6395131
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [ X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       3,568 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       3,568 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                3,568 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .04%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       3 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Kay Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 36-7407628
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       3,570 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       3,570 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                3,570 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .04%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       4 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Tyler Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 30-6049114
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,205 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                          0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       5 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Nicholas Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 32-6019538
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,203 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       6 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Kaitlyn Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 35-6741102
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,203 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       7 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Brenna Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 36-7407624
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri, United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,205 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       8 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Marion Dye

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 30-6049119
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,202 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,202 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,202 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       9 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Hannah Denckla

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 32-6019540
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,204 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,204 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,204 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       10 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Olivia Hopson

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 35-6741104
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,203 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       11 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Claire Hopson

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 36-7407626
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,202 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,202 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,202 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       12 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Elizabeth Boyer

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 37-6395126
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,203 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       13 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Lindsey Boyer

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 38-6811307
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,203 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,203 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       14 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust U.T.A. dated July 15, 1989 fbo Laura Boyer

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 61-6297915
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]

---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       62,205 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                62,205 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                .7%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       15 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust No. Two, U.T.A. dated December 30, 1996 fbo
           Scott Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 20-6103157
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       261,290 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       261,290 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                261,290 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       16 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust No. Two, U.T.A. dated December 30, 1996  fbo
           Connie Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 20-6103177
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       261,290 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       261,290 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                261,290 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       17 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Irrevocable Unfunded Life Insurance Trust - Betty Jo Phillips Trust No. Two, U.T.A. dated December 30, 1996 fbo Kay
           Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 20-6103165
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       261,293 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       261,293 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                261,293 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       18 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Revocable Trust for Lifetime Benefit of Betty Jo Phillips U.T.A. dated November 10, 1994 fbo Scott Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 43-6903947
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       170,597 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       170,597 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                170,597 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                2.0% (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       19 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Revocable Trust For Lifetime Benefit of Betty Jo Phillips U.T.A. dated November 10, 1994 fbo Connie Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 43-6903948
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       170,601 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       170,601 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                170,601 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                2.0% (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       20 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:
           Revocable Trust For Lifetime Benefit of Betty Jo Phillips U.T.A. dated November 10, 1994 fbo Kay Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 43-6903949
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Missouri
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       170,593 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       170,593 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                170,593 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                2.0% (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  OO
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       21 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  R. Dean Phillips

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           PF
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       1,320,963 (1)
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       1,320,963 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       0
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                1,320,963 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                15.2%  (based on  8,703,330  shares of Common  Stock  issued and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IN
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.

                       22 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  David Edward Miller, Trustee of Trust 2 and Trust 16 (2)

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       264,858 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       264,858 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                264,858 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IN
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       23 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  Philip Mark Burns, Trustee of Trust 3 and Trust 17 (2)

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       264,863 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       264,863 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                264,863 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IN
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       24 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  Paul James Senty, Trustee of Trust 4, Trust 5, Trust 6, Trust 7, Trust 8 and Trust 9 (2)

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       373,222 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       373,222 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                373,222 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                4.3%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IN
---------- ----------------------------------------------------------------------------------------------------------------------
(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       25 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

--------- -----------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:  James Anton Senty, Trustee of Trust 10, Trust 11, Trust 12, Trust 13 and Trust 14 (2)

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
--------- -----------------------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
   2      (a) [   ]
          (b) [X]
--------- -----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -----------------------------------------------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions):
          OO, PF
--------- -----------------------------------------------------------------------------------------------------------------------
   5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
--------- -----------------------------------------------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION:
          United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       900 (1)
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       311,016 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       900 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       311,016 (1)
--------- -----------------------------------------------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               311,916 (1)
--------- -----------------------------------------------------------------------------------------------------------------------
   12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
--------- -----------------------------------------------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
               3.6%  (based  on  8,703,330  shares of Common  Stock  issued  and outstanding  as of  January  26,  2009 as  reported  in  Issuer's
               Schedule 14A filed with the Securities and Exchange Commission on
               February 2, 2009).
--------- -----------------------------------------------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                 IN
--------- -----------------------------------------------------------------------------------------------------------------------
(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       26 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  James Raymond Behrens, Trustee of Trust 1 and Trust 15 (2)

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only):
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           United States
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       264,860 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       264,860 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                264,860 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                3.0%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  IN
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       27 of 45 pages, excluding exhibits

---------------------------
CUSIP No.  58734P105      -
---------------------------

---------- ----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON:  Town and Country Bank of Quincy, Trustee of Trust 18, Trust 19 and Trust 20 (2)

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only): 37-0524490
---------- ----------------------------------------------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
    2      (a) [   ]
           (b) [X]
---------- ----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- ----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions):
           OO
---------- ----------------------------------------------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):      [    ]
---------- ----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION:
           Illinois
--------------------------- ----- -----------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
           WITH
                            ----- -----------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER:
                                       511,791 (1)
                            ----- -----------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER:
                                       0
                            ----- -----------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER:
                                       511,791 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                511,791 (1)
---------- ----------------------------------------------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions):  [ X ]
---------- ----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                5.9%  (based on  8,703,330  shares of Common  Stock  issued  and outstanding  as of January  26,  2009 as  reported  in  Issuer's
                Schedule 14A filed with the Securities  and Exchange  Commission on February 2, 2009).
---------- ----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
                  BK
---------- ----------------------------------------------------------------------------------------------------------------------

(1) See Item 5.
(2) See Item 2 for the legal name of the trusts.

                       28 of 45 pages, excluding exhibits

SCHEDULE 13D
     Item 1. Security and Issuer.

         This statement relates to the common stock, $0.4167 par value per share
(the  "Shares"),  of  Mercantile  Bancorp,  Inc.,  a Delaware  corporation  (the
"Issuer"),  whose  principal  executive  offices  are at 200 North 33rd  Street,
Quincy, Illinois 62301.

     Item 2. Identity and Background.

     (a) This  statement  is filed on  behalf of each of the  following  persons
(collectively, the "Reporting Persons."):

(i)                 The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A. dated July 15, 1989 FBO Scott Phillips
                    ("Trust 1");
(ii)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated  July  15,  1989  FBO  Connie
                    Phillips ("Trust 2");
(iii)               The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust U.T.A.  dated July 15, 1989 FBO Kay Phillips
                    ("Trust 3");
(iv)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A. dated July 15, 1989 FBO Tyler Phillips
                    ("Trust 4")
(v)                 The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated  July 15,  1989 FBO  Nicholas
                    Phillips ("Trust 5")
(vi)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated  July 15,  1989  FBO  Kaitlyn
                    Phillips ("Trust 6")
(vii)               The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated  July  15,  1989  FBO  Brenna
                    Phillips ("Trust 7")
(viii)              The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated July 15,  1989 FBO Marion Dye
                    ("Trust 8")
(ix)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A. dated July 15, 1989 FBO Hannah Denckla
                    ("Trust 9")
(x)                 The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A.  dated July 15, 1989 FBO Olivia Hopson
                    ("Trust 10")
(xi)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A.  dated July 15, 1989 FBO Claire Hopson
                    ("Trust 11")
(xii)               The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated July 15,  1989 FBO  Elizabeth
                    Boyer ("Trust 12")
(xiii)              The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust U.T.A.  dated July 15, 1989 FBO Lindsey Boyer
                    ("Trust 13")
(xiv)               The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips  Trust  U.T.A.  dated July 15, 1989 FBO Laura Boyer
                    ("Trust 14")
(xv)                The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust No. Two,  U.T.A.  dated December 30, 1996 FBO
                    Scott Phillips ("Trust 15")
(xvi)               The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust No. Two,  U.T.A.  dated December 30, 1996 FBO
                    Connie Phillips ("Trust 16")

                       29 of 45 pages, excluding exhibits

(xvii)              The  Irrevocable  Unfunded Life  Insurance  Trust - Betty Jo
                    Phillips Trust No. Two,  U.T.A.  dated December 30, 1996 FBO
                    Kay Phillips ("Trust 17")
(xviii)             The  Revocable  Trust  For  Lifetime  Benefit  of  Betty  Jo
                    Phillips  U.T.A.  dated November 10, 1994 FBO Scott Phillips
                    ("Trust 18")
(xix)               The  Revocable  Trust  For  Lifetime  Benefit  of  Betty  Jo
                    Phillips U.T.A.  dated November 10, 1994 FBO Connie Phillips
                    ("Trust 19")
(xx)                The  Revocable  Trust  For  Lifetime  Benefit  of  Betty  Jo
                    Phillips  U.T.A.  dated  November  10, 1994 FBO Kay Phillips
                    ("Trust 20")
(xxi)               R. Dean Phillips
(xxii)              David Edward Miller, Trustee of Trust 2 and Trust 16
(xxiii)             Philip Mark Burns, Trustee of Trust 3 and Trust 17
(xxiv)              Paul  James  Senty,  Trustee  of Trust 4,  Trust 5, Trust 6,
                    Trust  7,  Trust  8 and  Trust 9
(xxv)               James Anton Senty,  Trustee of Trust 10, Trust 11, Trust 12,
                    Trust 13 and Trust 14
(xxvi)              James Raymond Behrens, Trustee of Trust 1 and Trust 15
(xxvii)             Town and Country Bank of Quincy,  Trustee of Trust 18, Trust
                    19 and Trust 20

Trust 1 through Trust 20 are collectively referred to herein as the "Trusts" and individually  as a "Trust." David Edward Miller,  Philip Mark Burns,  Paul James
Senty,  James Anton Senty,  James  Raymond  Behrens and Town and Country Bank of
Quincy are collectively referred to herein as the "Trustees" and individually as a "Trustee."

(b) The  principal  business  address of the Trusts and Town and Country Bank of
Quincy is 524 North 30th Street, Quincy,  Illinois 62301.
     The principal  business  address of R. Dean Phillips is 8620 W.  Tropicana,
Las Vegas, Nevada 89180.
     The business  address of David Edward Miller is 8650 West Tropicana,  Suite
28, Las Vegas, Nevada 89147.
     The  business  address of Philip Mark Burns is 204 North Main,  West Point,
Nebraska 68788.
     The business  address of Paul James Senty is 1815 Greenway Cross,  Madison,
Wisconsin 54601.
     The business address of James Anton Senty is 3600 State Road 157, Lacrosse,
Wisconsin 54601.
     The  business  address of James  Raymond  Behrens  is 418 S. Main St.,  New
London, Missouri 63459.

(c) The  principal  business of each of the Trusts is to invest and reinvest the assets of the Trust.

The principal occupation of Mr. Phillips is investing in and operating community banks and other business ventures.

                       30 of 45 pages, excluding exhibits

The principal occupation of David Edward Miller is as a Chief Financial Officer.
He is employed by Sauvage Gas Company located at 8650 West Tropicana, Suite 208,
Las Vegas, Nevada 89147.

The principal occupation of Philip Mark Burns is banking. He is employed by West
Point Bancorp, Inc., located at 204 North Main, West Point, Nebraska 68788.

The principal occupation of Paul James Senty is as Executive Vice President Park
Bank located at 1815 Greenway Cross, Madison, Wisconsin 54601.

The principal occupation of James Anton Senty is as President of Midwest Gas and
Appliance located at 3600 State Road 157, Lacrosse, Wisconsin 54601.

The principal  occupation of James Raymond Behrens is banking. He is employed by
Ralls County State Bank located at 418 S. Main St., New London, Missouri 63459.

     The  principal  business  of Town and Country  Bank of Quincy is  community banking.

     (d) During the last five years,  none of the  Reporting  Persons has,  been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
     (e) During the last five years,  none of the Reporting  Persons has, been a party  to a  civil  proceeding  of a  judicial  or  administrative  body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment,  decree or final order  enjoining  future  violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
     (f) Each Trust is  organized  under the laws of the State of  Missouri.  R.
     Dean Phillips,  David Edward Miller,  Philip Mark Burns,  Paul James Senty,
     James Anton Senty and James Raymond Behrens are each citizens of the United
     States.  Town and Country Bank of Quincy is organized under the laws of the
     State of Illinois.

     The  information,  if any,  called  for by Items  2-6,  inclusive,  of this
Schedule 13D with respect to any person  enumerated in Instruction C of Schedule
13D and  required  to be  included  in this  statement  is included in Exhibit 2 hereto or otherwise  herein.  The information  contained in Exhibit 2 hereto and each other item herein is incorporated by reference in answer and partial answer to this Item.

Item 3. Source and Amount of Funds or Other Consideration.

     The  Reporting  Persons  acquired  all  of  the  Shares  held  by  them  in transactions  at or about market  prices  primarily  over an extended  number of years and were effected with either  personal  funds or funds from the corpus of the applicable trust. Exhibit 10 hereto is incorporated herein by reference.

     The  information,  if any,  called  for by Items  2-6,  inclusive,  of this
Schedule 13D with respect to any person  enumerated in Instruction C of Schedule
13D and  required  to be  included  in this  statement  is included in Exhibit 2 hereto or otherwise  herein.  The information  contained in Exhibit 2 hereto and each other item herein is incorporated by reference in answer and partial answer to this Item.

                       31 of 45 pages, excluding exhibits

Item 4.  Purpose of Transaction.

     The  Reporting  Persons  independently  purchased  Shares of the Issuer for investment  purposes in the ordinary  course of business  based on the Reporting
Persons'  belief that the Shares,  when  purchased,  represented  an  attractive investment opportunity.

     As  reported  in a Form 8-K filed by the  Issuer  with the  Securities  and
Exchange  Commission (the "SEC") on December 30, 2008,  Great River  Bancshares,
Inc., a Nevada  corporation  which is wholly-owned  by R. Dean Phillips  ("Great
River"),  purchased  on December  23, 2008 three loans that U.S.  Bank  National
Association  had  made to the  Issuer  (the "US Bank  Loans")  for an  aggregate purchase price of $22,160,700.56,  which was the total outstanding principal and accrued  interest  of the US Bank  Loans  as of such  date.  One  loan  totaling approximately  $15 million in  principal  with an  interest  rate of 6.09% has a final maturity of November 2009. The other two loans totaling  approximately  $7 million in  principal  are due in August 2010 and have  interest  rates  between
6.13% and 6.27%.  The terms and conditions of the US Bank Loans were  unchanged, as  assigned.  In  connection  with this  transaction,  Great River  obtained an interest  in all of the  collateral  securing  the US Bank  Loan,  including  an interest in all of the stock of Mercantile  Bank, The Royal Palm Bank of Florida and HNB National  Bank owned by the Issuer.  Great River  purchased  the US Bank
Loans upon the request of the Issuer.

     In addition,  as reported in a Form 8-K filed by the Issuer with the SEC on
January 7, 2009,  Great River loaned the Issuer  $7,552,000 on December 31, 2008 pursuant to a Secured Demand Note to enable the Issuer to provide capital to its subsidiary banks,  including The Royal Palm Bank of Florida,  Heartland Bank and
Mercantile  Bank. The $7,552,000  Secured Demand Note accrues interest at 7.50%, which interest is payable  monthly  beginning on February 1, 2009 and is secured by all of the capital stock of Mercantile Bank, Brown County State Bank,  Marine
Bank & Trust,  Royal Palm  Bancorp,  Inc.,  HNB  Financial  Services,  Inc.  and
Mid-America Bancorp, Inc. owned by the Issuer ("Direct Subsidiary Stock"). Great
River made this loan to the Issuer at the request of the Issuer.

     As  reported  in a Form 8-K filed by the Issuer with the SEC on February 9,
2009,  on  February  5,  2009,  Great  River  loaned  the  Issuer an  additional
$4,000,000  pursuant to a Secured Demand Note to enable the Issuer to purchase a
$4,000,000  Note executed by  Mid-America  Bancorp,  Inc.,  Robert S. Wholey and
Janet F. Wholey in favor of First Community Bank ("First Community Note").  This
$4,000,000  Secured  Demand Note accrues  interest at 7.50%,  which  interest is payable monthly beginning on March 1, 2009 and is secured by all of the Issuer's rights in the First  Community  Note and each related loan  agreement,  security agreement or other  instrument,  document or agreement  evidencing,  securing or otherwise  relating to the  indebtedness  evidenced by the First Community Note, including all of the stock of Heartland  Bank, and all of the Direct  Subsidiary
Stock.

     As a result of the aforementioned transactions, the Issuer owes Great River
$33,712,770.56  plus  accrued  interest.  Great  River  intends to  negotiate  a comprehensive  loan agreement and related security  documents with the Issuer to memorialize all of the aforementioned loans. Great River's current intent is for
this  loan  agreement  to  be  substantially   similar  to  the  loan  agreement
memorializing  the US Bank Loans;  however,  Great  River may obtain  additional covenants  commensurate with the additional risks and leverage  currently facing

                       32 of 45 pages, excluding exhibits

the Issuer  and may revise or waive  certain  covenants  based upon the  current financial  condition  and assets of the  Issuer.  Great  River may  provide  the
Reporting  Persons the  opportunity to participate in the loans Great River made to the  Issuer  in  connection  with the  execution  of the  comprehensive  loan agreement.

     As a result of their  equity  investment  in the  Issuer  and the  Issuer's indebtedness to Great River, each of the Reporting Persons independently intends to actively monitor its respective investment in the Issuer. Mr. Phillips has in the past  engaged in, and expect in the future to engage,  in  discussions  with management  and the Board of Directors  of the Issuer  regarding  the  Reporting
Persons'  views  concerning  the business,  operations,  and future plans of the
Issuer, as well as its capital structure, leverage, assets, and risk management.
As part of these  discussions,  Mr.  Phillips  has  suggested  that  the  Issuer consider  nominating James Anton Senty for election to the Board of Directors of the Issuer at its next annual meeting.  While no Reporting  Person currently has any legal right to nominate any person to the Issuer's Board of Directors,  they expect that James Senty will be so nominated.

     The Reporting  Persons may also discuss matters relating to the Issuer with other  shareholders,  investors,  industry  analysts,  investment  and financing professionals and governmental  authorities in an effort to explore the Issuer's options  for  enhancing  shareholder  value  subject  to any  obligation  not to disclose any non-public information that such Reporting Persons may have.

     Depending on various factors,  including the Issuer's financial  condition, results of operations and prospects,  general industry and economic  conditions, current and anticipated  future trading prices of the Shares,  discussions  with and actions taken by the Issuer's  management  and/or Board of Directors,  other investment opportunities available to the Reporting Persons, tax considerations, and other  factors,  the  Reporting  Persons may in the future take such actions with  respect  to their  investment  in the  Issuer as they  independently  deem appropriate,  including  changing  their  respective  current  intentions,  with respect to any or all matters  referred  to in this Item 4 of  Schedule  13D and may, at any time  without  prior  notice,  purchase  additional  Shares or other securities  of the  Issuer on the open  market or in  private  transactions,  or otherwise,  at such  times and at such  prices  as the  Reporting  Persons  deem advisable or dispose of, in open market or privately negotiated  transactions or otherwise,  some or all of their Shares,  engage in  short-selling or hedging or similar  transactions  with  respect to the Shares  and/or  continue to hold the
Shares.  Except as set forth herein,  the Reporting Persons have no present plan or  proposal  that would  relate to or result in any of the matters set forth in subparagraphs  (a) through (j) of Item 4 of Schedule  13D. Each of the Reporting
Persons independently reserves the right to change its intention with respect to the actions described in subsections (a) through (j) of Item 4 of Schedule 13D.

     As a result of the foregoing,  the Reporting  Persons may be deemed to be a group as  contemplated  by Section  13(d)(3) of the  Securities  Exchange Act of
1934, as amended (the  "Exchange  Act") and/or to hold the Shares with a purpose or effect of changing or  influencing  control of the Issuer,  or in  connection with or as a  participant  in any  transaction  having  that  purpose or effect.
Accordingly,  the Reporting Persons are filing this Schedule 13D with respect to their  investment in the Issuer on a protective  basis. The execution and filing of this Schedule 13D,  however,  shall not be construed as an admission that (i)
any Reporting  Person is for the purposes of Sections 13(d) or 13(g) of Exchange
Act the beneficial owner of any securities

                       33 of 45 pages, excluding exhibits

owned by any other Reporting Person, (ii) that the Reporting Persons have formed a group as  contemplated  by Section  13(d)(3) of the Exchange Act, or (iii) the
Reporting  Persons  are "acting in  concert"  or taking  "concerted  action" for purposes  of the  Change  in  Bank  Control  Act of 1978  and  its  implementing regulations, as amended.

     The  information,  if any,  called  for by Items  2-6,  inclusive,  of this
Schedule 13D with respect to any person  enumerated in Instruction C of Schedule
13D and  required  to be  included  in this  statement  is included in Exhibit 2 hereto or otherwise  herein.  The information  contained in Exhibit 2 hereto and each other item herein is incorporated by reference in answer and partial answer to this Item.

5.  Interest in Securities of the Issuer.

     (a) The aggregate  percentage of Shares  reported  owned by each  Reporting
Person is based upon 8,703,330 shares outstanding,  which is the total number of shares  outstanding as of January 26, 2009, as reported in the Issuer's Schedule
14A filed with the Securities  and Exchange  Commission on February 2, 2009. The
Reporting Persons may be deemed to beneficially own, in the aggregate, 3,311,573
Shares,  representing  approximately  38.1% of the Issuer's  outstanding  common stock. (1)

         The aggregate Shares are held as follows:

(i)     Trust 1 beneficially owns:      3,570      Shares Percent of Class: .04%
(ii)    Trust 2 beneficially owns:      3,568      Shares Percent of Class: .04%
(iii)   Trust 3 beneficially owns:      3,570      Shares Percent of Class: .04%
(iv)    Trust 4 beneficially owns:     62,205      Shares Percent of Class: .7%
(v)     Trust 5 beneficially owns:     62,203      Shares Percent of Class: .7%
(vi)    Trust 6 beneficially owns:     62,203      Shares Percent of Class: .7%
(vii)   Trust 7 beneficially owns:     62,205      Shares Percent of Class: .7%
(viii)  Trust 8 beneficially owns:     62,202      Shares Percent of Class: .7%
(ix)    Trust 9 beneficially owns:     62,204      Shares Percent of Class: .7%
(x)     Trust 10 beneficially owns:    62,203      Shares Percent of Class: .7%
(xi)    Trust 11 beneficially owns:    62,202      Shares Percent of Class: .7%
(xii)   Trust 12 beneficially owns:    62,203      Shares Percent of Class: .7%
(xiii)  Trust 13 beneficially owns:    62,203      Shares Percent of Class: .7%
(xiv)   Trust 14 beneficially owns:    62,205      Shares Percent of Class: .7%
(xv)    Trust 15 beneficially owns:   261,290      Shares Percent of Class: 3.0%
(xvi)   Trust 16 beneficially owns:   261,290      Shares Percent of Class: 3.0%
(xvii)  Trust 17 beneficially owns:   261,293      Shares Percent of Class: 3.0%
(xviii) Trust 18 beneficially owns:   170,597      Shares Percent of Class: 2.0%
(xix)   Trust 19 beneficially owns:   170,601      Shares Percent of Class: 2.0%

--------------------------------

(1) The Reporting Persons, however, expressly disclaim such beneficial ownership and expressly  disclaim that they have formed a group as contemplated by Section
13(d)(3) of the  Securities  Exchange  Act of 1934,  as amended  (the  "Exchange
Act").  The  execution and filing of this Schedule 13D shall not be construed as an admission that (i) any Reporting Person is for the purposes of Sections 13(d)
or 13(g) of Exchange Act the  beneficial  owner of any  securities  owned by any other  Reporting  Person,  (ii) the  Reporting  Persons  have  formed a group as contemplated  by Section  13(d)(3) of the Exchange  Act, or (iii) the  Reporting
Persons are "acting in concert" or taking "concerted action" for purposes of the
Change in Bank Control Act of 1978 and its implementing regulations, as amended.

                       34 of 45 pages, excluding exhibits

(xx) Trust 20 beneficially owns: 170,593 Shares Percent of Class: 2.0%
(xxi) R. Dean Phillips  beneficially  owns:  1,320,963  Shares Percent of Class:
     15.2%
(xxii) As Trustee of Trust 2 and Trust 16, David Edward  Miller has the power to vote, or direct the voting,  and to dispose or direct the  disposition  of,
     3,568  Shares  held by  Trust  2 and  261,290  Shares  held  by  Trust  16.
     Accordingly,  he may be deemed  the  beneficial  owner of an  aggregate  of
     264,858 Shares, representing approximately 3.0% of the Issuer's outstanding common stock.(1)
(xxiii) As Trustee of Trust 3 and Trust 17,  Philip  Mark Burns has the power to vote, or direct the voting,  and to dispose or direct the  disposition  of,
     3,570  Shares  held by  Trust  3 and  261,293  Shares  held  by  Trust  17.
     Accordingly,  he may be deemed  the  beneficial  owner of  264,863  Shares,
     representing   approximately  3.0%  of  the  Issuer's   outstanding  common
     stock.(1)
(xxiv) As  Trustee  of Trust 4,  Trust 5, Trust 6, Trust 7, Trust 8 and Trust 9,
     Paul  James  Senty has the  power to vote,  or direct  the  voting,  and to dispose or direct the disposition of, 62,205 Shares held by Trust 4, 62,203
     Shares held by Trust 5, 62,203  Shares held by Trust 6, 62,205  Shares held by Trust 7, 62,202  Shares held by Trust 8, and 62,204 Shares held by Trust
     9.  Accordingly,  he may be deemed the beneficial  owner of 373,222 Shares,
     representing   approximately  4.3%  of  the  Issuer's   outstanding  common
     stock.(1)
(xxv) As Trustee of Trust 10,  Trust 11, Trust 12, Trust 13, and Trust 14, James
     Anton Senty has the power to vote, or direct the voting,  and to dispose or direct the  disposition  of,  62,203 Shares held by Trust 10, 62,202 Shares held by Trust 11,  62,203  Shares held by Trust 12,  62,203  Shares held by
     Trust  13,  and  62,205   Shares  held  by  Trust  14.  James  Anton  Senty
     beneficially owns 900 Shares in his individual  capacity.  Accordingly,  he may  be  deemed  the  beneficial  owner  of  311,916  Shares,  representing approximately 3.6% of the Issuer's outstanding common stock.(1)
(xxvi) As Trustee of Trust 1 and Trust 15, James  Raymond  Behrens has the power to vote, or direct the voting, and to dispose or direct the disposition, of
     3,570  Shares  held by  Trust  1 and  261,290  Shares  held  by  Trust  15.
     Accordingly,  he may be deemed  the  beneficial  owner of an  aggregate  of
     264,860 Shares, representing approximately 3.0% of the Issuer's outstanding common stock.(1)
(xxvii) As Trustee of Trust 18,  Trust 19 and Trust 20, Town and Country Bank of
     Quincy,  has the power to vote,  or direct  the  voting,  and to dispose or direct the  disposition of, 170,597 Shares held by Trust 18, 170,601 Shares held by Trust 19, and 170,593 Shares held by Trust 20. Accordingly,  it may
     be  deemed  the  beneficial   owner  of  an  aggregate  of  511,791  Shares
     representing   approximately  5.9%  of  the  Issuer's   outstanding  common
     stock.(1)

         (b)
         (i) Sole voting and dispositive power:
               (A)  None of the Reporting  Persons,  other than Mr. Phillips and
                    Mr.  James  Anton Senty has sole power to vote or direct the vote or sole power to dispose or direct the  disposition  of
                    Shares.
               (B)  Mr.  Phillips  has sole  voting and  dispositive  power with respect to 1,320,963 Shares.
               (C)  Mr. James Anton Senty has sole voting and dispositive  power with respect to 900 Shares.

                       35 of 45 pages, excluding exhibits

        (ii) Shared voting and dispositive power:
               (A)      Trust 1: 3,570 Shares(2)
               (B)      Trust 2:  3,568 Shares(3)
               (C)      Trust 3:  3,570 Shares(4)
               (D)      Trust 4:  62,205 Shares(5)
               (E)      Trust 5:  62,203 Shares(5)
               (F)      Trust 6:  62,203 Shares(5)
               (G)      Trust 7:  62,205 Shares(5)
               (H)      Trust 8:  62,202 Shares(5)
               (I)      Trust 9:  62,204 Shares(5)
               (J)      Trust 10:  62,203 Shares(6)
               (K)      Trust 11:  62,202 Shares(6)
               (L)      Trust 12:  62,203 Shares(6)
               (M)      Trust 13:  62,203 Shares(6)
               (N)      Trust 14:  62,205 Shares(6)
               (O)      Trust 15:  261,290 Shares(2)
               (P)      Trust 16:  261,290 Shares(3)
               (Q)      Trust 17:  261,293 Shares(4)
               (R)      Trust 18:  170,597 Shares(7)
               (S)      Trust 19:  170,601 Shares(7)
               (T)      Trust 20:  170,593 Shares(7)
               (U)      David Miller: 264,858 Shares of which 3,568 Shares are
                        held by Trust 2 and 261,290 Shares are held by Trust 16.(3)
               (V)      Philip Burns: 264,863 Shares of which 3,570 Shares are
                        held by Trust 3 and 261,293 Shares are held by Trust 17.(4)

---------------------------------

     (2) By virtue of the applicable trust agreement,  James Raymond Behrens has the  power  to  vote  or  direct  the  voting,  and to  dispose  or  direct  the disposition,  of all the Shares held by Trust 1 and Trust 15. Accordingly,  such
Trusts and James Raymond  Behrens may be deemed to have shared voting and shared dispositive power with respect to the Shares held by such Trusts.
     (3) By virtue of the applicable  trust  agreement,  David Edward Miller has the  power  to  vote  or  direct  the  voting,  and to  dispose  or  direct  the disposition,  of all the Shares held by Trust 2 and Trust 16. Accordingly,  such
Trusts and David  Edward  Miller may be deemed to have shared  voting and shared dispositive power with respect to the Shares held by such Trusts.
     (4) By virtue of the applicable trust agreement,  Philip Mark Burns has the power to vote or direct the voting, and to dispose or direct the disposition, of all the Shares held by Trust 3 and Trust 17.  Accordingly such Trusts and Philip
Mark Burns may be deemed to have shared voting and shared dispositive power with respect to the Shares held by such Trusts.
     (5) By virtue of the applicable trust  agreement,  Paul James Senty has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the Shares  held by Trust 4, Trust 5, Trust 6, Trust 7, Trust 8 and Trust
9.  Accordingly  such  Trusts and Paul James  Senty may be deemed to have shared voting and shared  dispositive  power  with  respect to the Shares  held by such
Trusts.
     (6) By virtue of the applicable trust agreement,  James Anton Senty has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the Shares held by Trust 10,  Trust 11,  Trust 12, Trust 13 and Trust 14.
Accordingly  such  Trusts  and James  Anton  Senty may be deemed to have  shared voting and shared  dispositive  power  with  respect to the Shares  held by such
Trusts.
     (7) By virtue of the applicable trust  agreement,  Town and Country Bank of
Quincy, has the power to vote or direct the voting, and to dispose or direct the disposition,  of all of the  Shares  held by Trust  18,  Trust 19 and  Trust 20.
Accordingly  such  Trusts and Town and  Country  Bank of Quincy may be deemed to have shared voting and shared  dispositive power with respect to the Shares held by such Trusts.

                       36 of 45 pages, excluding exhibits

               (W)  Paul Senty:  373,222  Shares of which 62,205 Shares are held by Trust 4, 62,203 Shares are held by Trust 5, 62,203 Shares are  held by  Trust 6,  62,205  Shares  are held by Trust 7,
                    62,202 Shares are held by Trust 8 and 62,204 Shares are held by Trust 9.(5)
               (X)  James Senty:  311,016 Shares of which 62,203 Shares are held by Trust 10,  62,202  Shares  are held by Trust  11,  62,203
                    Shares are held by Trust 12, 62,203 Shares are held by Trust
                    13 and 62,205 Shares are held by Trust 14.(6)
               (Y)  James Behrens: 264,860 Shares of which 3,570 Shares are held by Trust 1 and 261,290 Shares are held by Trust 15.(2)
               (Z)  Town and Country Bank, Inc.: 511,791 of which 170,597 Shares are held by Trust 18,  170,601  Shares are held by Trust 19, and 170,593 Shares are held by Trust 20.(7)

     (c)  Information  concerning  transactions  in the Shares  effected  by the
Reporting  Persons  during the 60 days preceding the filing of this Schedule 13D is set forth in  Exhibit  10 hereto  and is  incorporated  herein by  reference.
Unless otherwise  indicated,  all of such transactions were effected in the open market.

     (d) Each Trust, not the Trustee, has the right to receive, and the power to direct the receipt of dividends from, and proceeds from the sale of, the Shares.
Except as set forth above,  no person is known to have the right to receive,  or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares reported in this Schedule 13D.

     (e) Not Applicable.

     The  information,  if any,  called  for by Items  2-6,  inclusive,  of this
Schedule 13D with respect to any person  enumerated in Instruction C of Schedule
13D and  required  to be  included  in this  statement  is included in Exhibit 2 hereto or otherwise  herein.  The information  contained in Exhibit 2 hereto and each other item herein is incorporated by reference in answer and partial answer to this Item.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to
Securities of the Issuer.

     The information  contained in Item 4 is incorporated by reference in answer to this Item.

     The  information,  if any,  called  for by Items  2-6,  inclusive,  of this
Schedule 13D with respect to any person  enumerated in Instruction C of Schedule
13D and  required  to be  included  in this  statement  is included in Exhibit 2 hereto or otherwise  herein.  The information  contained in Exhibit 2 hereto and each other item herein is incorporated by reference in answer and partial answer to this item.

Item 7.  Material to be Filed as Exhibits.

         1.       Joint Filing Agreement dated as of February 13, 2009.

         2.       Additional Information.

                       37 of 45 pages, excluding exhibits

         3.       Assignment  Agreement,  dated  December 23, 2008, by and among
                  U.S. Bank National Association,  Great River Bancshares,  Inc.
                  and the Issuer.

         4.       Third Amended and Restated Term Loan Agreement  dated November
                  10,  2006  between  Issuer and Great River  Bancshares,  Inc., successor  in  interest  to U.S.  Bank  National  Association.
                  (Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter  ended  September  30, 2006 filed with the SEC on November 14, 2006; File No. 001-32434.)

         5.       First  Amendment to Third Amended and Restated Loan  Agreement
                  dated   March  20,  2007   between   Issuer  and  Great  River
                  Bancshares,  Inc., successor in interest to U.S. Bank National
                  Association.  (Incorporated  by  reference  to Exhibit 10.1 to
                  Current  Report  on Form 8-K  filed  with the SEC on March 26,
                  2007; File No. 001-32434.)

         6.       Second  Amendment to Third Amended and Restated Loan Agreement
                  dated June 30, 2007 between Issuer and Great River Bancshares,
                  Inc., successor in interest to U.S. Bank National Association.
                  (Incorporated  by reference to Exhibit 10.1 to Current  Report on Form 8-K  filed  with the SEC on July  19,  2007;  File No.
                  01-32434.)

         7.       Third  Amendment to Third Amended and Restated Loan  Agreement
                  dated  September  7,  2007  between  Issuer  and  Great  River
                  Bancshares,  Inc., successor in interest to U.S. Bank National
                  Association.  (Incorporated  by  reference  to Exhibit 10.1 to
                  Current Report on Form 8-K filed with the SEC on September 12,
                  2007; File No. 001-32434.)

         8.       Secured   Demand  Note   executed  on  December  31,  2007  by
                  Mercantile  Bancorp,  Inc. in favor of Great River Bancshares,
                  Inc in the principal amount of $7,522,000.00.

         9.       $4,000,000 Secured Demand Note executed on February 5, 2008 by
                  Mercantile  Bancorp,  Inc. in favor of Great River Bancshares,
                  Inc. in the principal amount of $4,000,000.00.

         10.      Transactions in the Shares in the Last 60 Days.

                       38 of 45 pages, excluding exhibits

                                   SIGNATURES

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Date:  February 13, 2009

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE
                                       TRUST - BETTY JO PHILLIPS TRUST U.T.A.
                                       DATED JULY 15, 1989 FBO SCOTT PHILLIPS

                                        By:  /s/ James Behrens
                                           -------------------------------------
                                             James Behrens, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO CONNIE PHILLIPS

                                       By:  /s/ David Miller
                                          --------------------------------------
                                            David Miller, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 UNFUNDED LIFE INSURANCE TRUST
                                       FBO KAY PHILLIPS

                                       By:  /s/ Philip Burns
                                          --------------------------------------
                                            Philip Burns, Trustee

                        39 of 45 pages, excluding exhibits

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO TYLER PHILLIPS

                                       By:  /s/ Paul Senty
                                          --------------------------------------
                                            Paul Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO NICHOLAS PHILLIPS

                                       By:  /s/ Paul Senty
                                          --------------------------------------
                                            Paul Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO KAITLYN PHILLIPS

                                       By:  /s/ Paul Senty
                                          --------------------------------------
                                            Paul Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO BRENNA PHILLIPS

                                       By:  /s/ Paul Senty
                                          --------------------------------------
                                            Paul Senty, Trustee

                       40 of 45 pages, excluding exhibits

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO MARION DYE

                                       By:  /s/ Paul Senty
                                          -------------------------------------
                                            Paul Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO HANNAH DENCKLA

                                       By:  /s/ Paul Senty
                                          -------------------------------------
                                            Paul Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO OLIVIA HOPSON

                                       By:  /s/ James Senty
                                          -------------------------------------
                                            James Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO CLAIRE HOPSON

                                       By:  /s/ James Senty
                                          -------------------------------------
                                            James Senty, Trustee

                       41 of 45 pages, excluding exhibits

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO ELIZABETH BOYER

                                       By:  /s/ James Senty
                                          -------------------------------------
                                            James Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO LINDSEY BOYER

                                       By:  /s/ James Senty
                                          -------------------------------------
                                            James Senty, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST U.T.A. DATED
                                       JULY 15, 1989 FBO LAURA BOYER

                                       By:  /s/ James Senty
                                          -------------------------------------
                                            James Senty, Trustee

                       42 of 45 pages, excluding exhibits

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST NO. TWO U.T.A.
                                       DATED DECEMBER 30, 1996 FBO SCOTT PHILLIPS

                                       By:  /s/ James Behrens
                                          -------------------------------------
                                            James Behrens, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST NO. TWO U.T.A.
                                       DATED DECEMBER 30, 1996 FBO CONNIE PHILLIPS

                                       By:  /s/ David Miller
                                          -------------------------------------
                                            David Miller, Trustee

                                       IRREVOCABLE UNFUNDED LIFE INSURANCE TRUST
                                       - BETTY JO PHILLIPS TRUST NO. TWO U.T.A.
                                       DATED DECEMBER 30, 1996 FBO KAY PHILLIPS

                                       By:  /s/ Philip Burns
                                           -------------------------------------
                                            Philip Burns, Trustee

                       43 of 45 pages, excluding exhibits

                                        REVOCABLE TRUST FOR LIFETIME BENEFIT OF
                                        BETTY JO PHILLIPS U.T.A. DATED NOVEMBER
                                        10, 1994 FBO SCOTT PHILLIPS

                                        By:  Town and Country Bank of Quincy,
                                             Its trustee

                                        By:  /s/ Joni Stark, Trust Officer
                                             -----------------------------------
                                             Joni Stark, Authorized Person

                                        REVOCABLE TRUST FOR LIFETIME BENEFIT OF
                                        BETTY JO PHILLIPS U.T.A. DATED NOVEMBER
                                        10, 1994 FBO CONNIE PHILLIPS

                                        By:  Town and Country Bank of Quincy,
                                             Its trustee

                                        By:  /s/ Linda Bradshaw V.P.
                                             -----------------------------------
                                             Linda Bradshaw, Authorized Person

                                        REVOCABLE TRUST FOR LIFETIME BENEFIT OF
                                        BETTY JO PHILLIPS U.T.A. DATED NOVEMBER
                                        10, 1994 FBO KAY PHILLIPS

                                        By:  Town and Country Bank of Quincy,
                                             Its trustee

                                        By:  /s/ Louis McClelland
                                             -----------------------------------
                                             Louis McClelland, Authorized Person

                       44 of 45 pages, excluding exhibits

                                      R. DEAN PHILLIPS

                                      By:  /s/ R. Dean Phillips
                                         ---------------------------------------
                                           R. Dean Phillips

                                      DAVID MILLER

                                      By:  /s/ David Miller
                                         ---------------------------------------
                                           David Miller

                                      PHILIP BURNS

                                      By:  /s/ Philip Burns
                                         ---------------------------------------
                                           Philip Burns

                                      PAUL SENTY

                                      By:  /s/ Paul Senty
                                         ---------------------------------------
                                           Paul Senty

                                      JAMES SENTY

                                      By:  /s/ James Senty
                                         ---------------------------------------
                                           James Senty

                                      JAMES BEHRENS

                                      By:  /s/ James Behrens
                                         ---------------------------------------
                                           James Behrens

                                      TOWN AND COUNTRY BANK OF QUINCY

                                      By:  /s/ Joni Stark, Trust Officer
                                         ---------------------------------------
                                           Joni Stark, Authorized Person

                       45 of 45 pages, excluding exhibits